Exhibit 10(j)(v)

APPENDIX H

TO THE NORTHROP GRUMMAN SUPPLEMENTAL PLAN 2

Robert P. Iorizzo Program

(Amended and Restated Effective as of October 1, 2004)

Appendix H to the Northrop Grumman Supplemental Plan 2 (the “Appendix”) is hereby amended and restated effective as of October 1, 2004. This restatement is intended solely to clarify that the Appendix is part of the Northrop Grumman Supplemental Plan 2 and is not intended to make substantive changes to the Appendix. This Appendix was originally effective July 1, 2003.

H.01	In General. Robert P. Iorizzo will be entitled to a supplemental benefit in accordance with the provisions of this Appendix, which is intended to act as a supplement to Mr. Iorizzo’s benefit under the CPC Supplemental Executive Retirement Program (the “CPC SERP”) set forth in Appendix F. Capitalized terms used in this Appendix that are not defined in this Appendix, Appendix F, or Article I of the Plan are taken from the Qualified Plans and are intended to have the same meaning.

H.02	Benefit Amount. The benefit payable under this Appendix is equal to the additional retirement benefit, if any, payable to Mr. Iorizzo under the terms of Appendix F if his benefit under that Appendix were determined at his retirement in accordance with the benefit formula under Appendix F in effect as of June 30, 2003 (the “Prior Benefit Formula” as set forth in Section H.03).

(a)	If, upon retirement, Mr. Iorizzo’s single life annuity benefit calculated under the Prior Benefit Formula (the “Prior Benefit”) is greater than the single life annuity benefit determined in accordance with all of the terms of Appendix F in effect as of his retirement date (the “Current Benefit”), Mr. Iorizzo will receive an additional amount under this Appendix equal to the difference between the Prior Benefit and the Current Benefit. If the Current Benefit is equal to or greater than the Prior Benefit, no amount shall be payable under this Appendix H.

(b)	The comparison in (a) will be made applying the early retirement factors, actuarial assumptions, values of total accrued benefits under other defined benefit plans, programs, and arrangements, and other applicable terms specified in Appendix F and each of the relevant plans, programs, and arrangements at the time of Mr. Iorizzo’s retirement.

H.03	Prior Benefit Formula. The Prior Benefit Formula equals 1-2/3% x Final Average Salary x months of CPC Service ÷ 12, subject to the benefit limit as described in Section F.05 of the CPC SERP in effect as of June 30, 2003.

H.04	Payment of Benefit. Mr. Iorizzo’s benefit under this Appendix shall be paid in accordance with the provisions of Appendix F in effect at the time of his retirement and in the same form and manner as his benefit paid under Appendix F.

H.05	Preretirement Death Benefit. Mr. Iorizzo’s surviving spouse may be eligible for a preretirement death benefit under this Appendix if she is eligible for a preretirement death benefit under Appendix F. The benefit payable under this Section is equal to the amount of the additional preretirement death benefit, if any, payable under the terms of Appendix F to his surviving spouse if Mr. Iorizzo’s Prior Benefit exceeds his Current Benefit, determined as of the date of his death. If the Current Benefit is equal to or greater than the Prior Benefit, no amount shall be payable as a preretirement death benefit under this Appendix H.

Any preretirement death benefit payable under this Section shall be paid in accordance with the provisions of Appendix F in effect at the time of Mr. Iorizzo’s death and in the same form and manner as the preretirement death benefit paid to Mr. Iorizzo’s surviving spouse under Appendix F.

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IN WITNESS WHEREOF, this Amendment and Restatement is hereby executed by a duly authorized officer on this 22 day of February, 2005.

NORTHROP GRUMMAN CORPORATION

By:	/s/ J. Michael Hateley
J. Michael Hateley
Corporate Vice President and Chief Human Resources and Administrative Officer